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                                                                 Exhibit (i)(14)

                                                       DEUTSCHE ASSET MANAGEMENT
                                             A MEMBER OF THE DEUTSCHE BANK GROUP


                                     Deutsche Investment Management Americas Inc
                                     345 Park Avenue
                                     New York, NY  10154-0010
                                     www.deam-us.db.com

                                May 1,2007

Mr. Robert J. Hebron
Senior Vice President
New York Life Insurance and Annuity Corporation
51 Madison Avenue
New York, New York 10010


Dear Mr. Hebron:

This letter sets forth the agreement between Deutsche Investment Management Americas Inc. (the "Adviser") and New York Life Insurance and Annuity Corporation (the "Company") concerning certain administrative services to be provided by you on a sub-administration basis, with respect to Portfolios (as defined below) of the DWS Variable Series I ("DWSVS I"), DWS Variable Series II ("DWSVS II") and/or DWS Investments VIT Funds ("DWS VIT") (collectively, the "Fund").


      1. Administrative Services and Expenses. Administrative services for the Accounts (as defined below) which invest in Portfolios of the Fund pursuant to the Participation Agreement(s) among the Company, the Fund, the Fund's principal underwriter (the "Underwriter"), and the Adviser (the "Participation Agreement") and for purchasers of Variable Insurance Products (as defined below) are the responsibility of the Company. Administrative services for the Portfolios, in which the Accounts invest, and for purchasers of shares of the Portfolios, are the responsibility of the Fund, the Underwriter or the Adviser. Capitalized terms not defined herein, including "Accounts" and "Variable Insurance Products," shall have the meanings ascribed to them in the Participation Agreement.

            The Company has agreed to assist the Adviser, as the Adviser may request from time to time, with the provision of administrative services ("Administrative Services") to the Portfolios, on a sub-administration basis, as they may relate to the investment in the Portfolios by the Accounts. It is anticipated that Administrative Services may include (but shall not be limited to) the mailing of Fund reports, notices, proxies and proxy statements and other informational materials to holders of the Variable Insurance Products supported by the Accounts with allocations to the Portfolios; the provision of various reports for the Fund and for submission to the Fund's Board of



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            Trustees; the provision of shareholder support services with respect to the Portfolios; such services listed on Schedule A attached hereto and made a part hereof.

      2. Administrative Expense Payments. In consideration of the anticipated administrative expense savings resulting from the arrangements set forth in this Agreement, the Adviser agrees to pay the Company on a quarterly basis an amount set forth in Schedule B attached hereto and made a part hereof.

            The expense payment contemplated by this Paragraph 2 shall be calculated by the Company at the end of each calendar quarter and the Company shall provide to the Adviser a statement showing the calculation of the quarterly amount payable by the Adviser and such other supporting data as may be reasonably requested by the Adviser. The Adviser shall make the quarterly expense payment to the Company within 10 days after the end of each calendar quarter, or within 10 days after the Adviser's receipt from the Company of the expense calculation, whichever is later.

      3. Nature of Payments. The parties to this letter agreement recognize and agree that the Adviser's payments to the Company relate to Administrative Services only. The amount of administrative expense payments made by the Adviser to the Company pursuant to Paragraph 2 of this letter agreement shall not be deemed to be conclusive with respect to actual administrative expenses or savings of the Adviser.

      4. Term. This letter agreement shall remain in full force and effect for so long as the assets of the Portfolios are attributable to amounts invested by the Accounts under the Participation Agreement, unless terminated in accordance with Paragraph 5 of this letter agreement.

      5. Termination. This letter agreement may be terminated by either party upon 90 days' advance written notice or immediately upon termination of the Participation Agreement or upon the mutual agreement of the parties hereto in writing. In the event of a termination of this letter agreement, the administrative expense payments made by the Adviser to the Company pursuant to Paragraph 2 of this letter agreement shall continue with respect to assets of the Portfolios attributable to Accounts of the Company (not including investments made after the date of termination) for a period of one year from the date of termination of this letter agreement; provided however, that the Adviser shall not be required to make such payments for any time period where the Adviser has ceased to serve as investment manager for the Fund.

      6. Representations. The Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services. The Company represents and warrants that its receipt of any expense payments pursuant to this Agreement complies with applicable laws, rules and regulations and is disclosed to holders of the Variable Insurance Products to the extent required by applicable laws, rules and regulations. The Adviser represents and warrants that its payment of any



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May 1, 2007
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            such expense payments pursuant to this Agreement complies with applicable laws, rules and regulations and that the prospectus or statement of additional information of the Fund will disclose such expense payments to the extent required by applicable laws, rules and regulations.

      7. Subcontractors. The Company may, with the consent of the Adviser, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of the Company required by this letter agreement, provided that the Company shall be fully responsible for the acts and omissions of such other parties.

      8. Authority. This letter agreement shall in no way limit the authority of the Fund, the Underwriter or the Adviser to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and/or sale of its shares. The Company understands and agrees that the obligations of the Adviser under this letter agreement are not binding upon the Fund.

      9. Indemnification. This letter agreement will be subject to the indemnification provisions in the Participation Agreement.


      10. Miscellaneous. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing. This letter agreement, including Schedule A and Schedule B, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters, including a letter agreement dated December 31, 2002 related to DWS VIT between the Company and Deutsche Asset Management, Inc., which merged into the Adviser as of the close of business December 31, 2006. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. The Company agrees to notify the Adviser promptly if for any reason it is unable to perform fully and promptly any of its obligations under this letter agreement.


      11. Notice. Any notice required to be sent hereunder shall be sent in accordance with the Participation Agreement.


If this letter is consistent with the Company's understanding of the matters discussed herein concerning administrative expense payments, kindly sign below and return a signed copy to the Adviser.



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May 1,2007
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                                 Very truly yours,

                                 Deutsche Investment Management Americas Inc.


                                 By:
                                     -------------------------------------------
                                 Title: Director
                                        ----------------------------------------




                                 By:
                                     -------------------------------------------
                                 Title: COO
                                        ----------------------------------------



                                 Acknowledged and agreed to as of
                                 this 1st day of May, 2007


                                 New York Life Insurance and Annuity Corporation

                                 By: /s/ Robert J. Hebron
                                     -------------------------------------------

                                 Name: Robert J. Hebron
                                       -----------------------------------------

                                 Title: Senior Vice President
                                        ----------------------------------------

Attachment:  Schedule A
             Schedule B



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                                   SCHEDULE A





I.    Fund related contract owner services

      o Certain costs associated with dissemination of Fund prospectus to existing contractowners, as provided in the Participation Agreement.

      o Fund proxies (including facilitating distribution of proxy material to contractowners, tabulation and reporting).

      o Telephonic support for contractowners with respect to inquiries about the Fund (not including information related to sales).

      o Communications to contractowners regarding performance of the account and the Designated Portfolios.

II.   Sub-Accounting Services

      o Aggregating purchase and redemption orders of the Account for sales of the Portfolios.

      o Processing and reinvesting dividends and distributions of the Portfolios held by the Account.

III.   Other administrative Support

      o Providing other administrative support to the Fund as mutually agreed between the Company and the Fund, the Adviser or the Underwriter.



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                                   SCHEDULE B




      The Adviser agrees to pay the Company, quarterly, an amount based on the following annual rate(s) for the Portfolio(s) indicated applied to the average daily net asset balance of Portfolio shares held in the Company's Accounts pursuant to the Participation Agreement.

PORTFOLIO                                                   ANNUAL RATE
---------                                                   -----------
DWSVS I: DWS Global Opportunities VIP (Class A)             0.20 of 1%

DWSVS II: DWS Dreman Small Mid Cap Value VIP (Class A)      0.20 of 1%

DWS VIT: DWS Small Cap Index VIP (Class A)                  0.13 of 1% or if net assets
                                                            in the Portfolio held in the
                                                            Company's Accounts exceed
                                                            $100 million then 0.18 of 1%



For the month and year in which this letter agreement becomes effective or the expense payment terminates, there shall be an appropriate proration on the basis of the number of days that the expense payment is in effect during the quarter.

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